Exhibit 99.1

News Release

PACCAR CEO R. Preston Feight Appointed to Deere Board of Directors

MOLINE, Illinois (Nov. 1, 2024) – Deere & Company (NYSE: DE) today announced the appointment of R. Preston Feight to the company's board of directors. He currently serves as chief executive officer of PACCAR Inc (Nasdaq: PCAR), a Fortune 500 company and a global technology leader in the design, manufacture, and customer support of high-quality light-, medium-, and heavy-duty trucks under the Kenworth, Peterbilt, and DAF nameplates.

Feight’s leadership at PACCAR has been characterized by pioneering advancements in engineering, manufacturing, aftermarket, and financial services capabilities. His strong emphasis on technology has positioned PACCAR as a leader in advanced powertrains—including diesel, electric, and hydrogen fuel cells—as well as in sophisticated driver assistance systems and truck connectivity.

“We’re pleased to welcome Preston to the Deere board—an accomplished leader whose experience as CEO of another innovative industrial company aligns perfectly with our own transformation journey,” said John C. May, Deere’s chairman and CEO. “His leadership at PACCAR, which has a strong history of collaboration with Deere, along with his extensive business strategy and technology background, will be invaluable as we advance our Smart Industrial Operating Model.”

In his 26 years with PACCAR, Feight has held positions as director of product planning, chief engineer, assistant general manager of sales and marketing, and general manager of Kenworth Truck Company, as well as president of DAF Trucks. In 2018, he was appointed PACCAR executive vice president and became CEO in July 2019. Earlier in his career, Feight held engineering roles at AlliedSignal and Ford.

He holds a Bachelor of Science degree in Mechanical Engineering from Northern Arizona University and a Master of Science in Engineering Management from the University of Colorado. He is a licensed professional engineer and commercial truck driver.

With Feight’s appointment, the size of Deere’s board has increased to 12 members, 11 of whom are independent, or non-employee, directors.

About Deere & Company

Deere & Company (www.JohnDeere.com) is a global leader in the delivery of agricultural, turf, construction, and forestry equipment. We help our customers push the boundaries of what's possible in ways that are more productive and sustainable to help life leap forward. Our technology-enabled products including John Deere Autonomous 8R Tractor, See & Spray™, and E-Power Backhoe are just some of the ways we help meet the world's increasing need for food, shelter, and infrastructure. Deere & Company also provides financial services through John Deere Financial.

For more information on Deere & Company, visit us at www.deere.com/en/news/.

Contact:

Jen Hartmann

Director, Public Relations

PublicRelations@JohnDeere.com

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